Exhibit 99.1

NEWS RELEASE		Cinergy Corp. 139 East Fourth Street P.O. Box 960 Cincinnati, OH 45201-0960
News contact:	Steve Brash 513-287-2226
Angeline Protogere 317-838-1338

Investor contact:	Brad Arnett 513-287-3024

Website:	www.cinergy.com

FOR IMMEDIATE RELEASE – January 27, 2005

CINERGY REPORTS 2004 RESULTS;

FINISHES WITH STRONG FOURTH QUARTER

CINCINNATI – Cinergy Corp. (NYSE:CIN) today reported fourth quarter 2004 earnings of $0.79 per share on a diluted basis.  This represents a 34 percent improvement over last year’s $0.59 per share for the same quarter.

For the full year 2004, Cinergy’s earnings were $2.18 per share on a diluted basis, after net charges totaling $0.26 per share primarily for write-downs of certain investments, implementation of the company’s continuous improvement initiative and a gain from the sale of certain technology assets.  Excluding the impact of such charges, ongoing earnings for 2004 of $2.44 per share compared favorably to the consensus forecast of equity analysts of $2.42 per share.

The $2.18 per share for 2004 compares with earnings of $2.63 per share on a diluted basis in 2003, which included gains of $0.20 per share from the cumulative effect of changes in accounting principles and discontinued operations and other previously reported charges totaling $0.11 per share.

The $0.79 per share for the fourth quarter of 2004 includes a $0.07 per share gain from the sale of certain technology assets, which was partially offset by a $0.05 per share charge for certain items including write-downs of investments and costs relating to the implementation of the company’s continuous improvement initiative.   The $0.59 per share for the same period in 2003 included a previously reported charge of $0.01 per share.

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“We faced many challenges through 2004 and are very pleased to finish the year with a strong fourth quarter,” said James E. Rogers, chairman, president and chief executive officer.  “While we certainly felt the effect of mild weather and rising emission allowance costs during the year, we have taken a number of constructive steps to hedge future emission allowance risk exposure.”

“Actions taken during the year have positioned us well for the future,” said James L. Turner, executive vice president and chief financial officer.  “Gaining approval of the Ohio rate stabilization plan allows us to be compensated for committing our low-cost generation to Ohio’s electric customers for the next several years.”

Fourth quarter earnings from the Regulated Businesses segment were $0.41 per share, as compared with $0.26 per share in last year’s fourth quarter.  Contributing to the increase were improved electric gross margins resulting from higher electric retail sales volumes during the quarter and the electric rate increase for PSI Energy, Inc., approved earlier in the year.  Higher retail electric sales volumes were driven by an increase in non-weather related demand of approximately 2 percent as compared with the fourth quarter of 2003.

Commercial Businesses’ earnings for the fourth quarter were $0.33 per share compared with $0.34 per share for the fourth quarter of last year.  Higher costs and lower margins from the wholesale power and generation businesses were substantially offset by increased margins in the wholesale gas business.

The Power Technology and Infrastructure Services segment reported earnings of $0.05 per share in the fourth quarter of 2004, including a $0.07 per share gain from the sale of certain technology assets and a $0.01 per share charge relating to the write-down of a technology investment.  Excluding the gain and the write-down during the quarter, the on-going loss from the segment equaled the $0.01 per share loss in fourth quarter of 2003.

Earlier this month, Cinergy increased its annual common stock dividend for the third consecutive year.  The new annual rate of $1.92 per share represents a 2.1 percent increase over the previous rate of $1.88 per share.

In November 2004, the Public Utilities Commission of Ohio approved a rate stabilization plan for The Cincinnati Gas & Electric Co. that permits non-residential electric rates to increase in 2005 and residential electric rates to increase in 2006.  The plan provides compensation for CG&E’s commitment of low-cost generation to serve Ohio customers, as well as recovery of costs related to environmental compliance, homeland security, taxes, fuel and emission allowances.

The company also released its report on the potential impact of regulation of greenhouse gas (GHG) emissions on the operation of its electric generating system.  The Air Issues Report to Stakeholders was prepared in collaboration with the Committee on Mission Responsibility through Investment of the Presbyterian Church (USA).  Although passage of GHG emission controls does not appear to be imminent, Cinergy said it plans to work proactively with its shareholders and other interested parties in shaping the climate change debate.  Its goal is the development of a reasonable long-term reduction strategy that can be managed effectively by the company and by the larger economy in which it operates.

PSI Energy signed a letter of intent with General Electric and Bechtel Corporation to study the feasibility of constructing a commercial, integrated gasification combined cycle (IGCC) generating station, the first plant of its kind announced under the recently proposed GE-Bechtel alliance.  The study will result in site-specific data for assessing the economic feasibility of the project, plant performance and output, emissions, and the potential plant footprint. The companies also will work together during this period to develop public and government support for the project and a preliminary project execution plan.  The plant would use coal to produce 500 to 600 megawatts of electricity to help meet increased electrical demand over the next decade with significantly lower environmental emissions than a traditional pulverized coal facility.

Other major achievements in 2004 included:

•                  Being named to the Dow Jones World Sustainability Indexes, an international benchmark for excellence in social, economic and environmental leadership for the second straight year

•                  Being selected as Power Company of the Year in the 2004 Platts Global Energy Awards

•                  Receiving approval from the Indiana Utility Regulatory Commission for an increase in electric rates for PSI Energy of $140 million, reflecting increased environmental compliance costs, additional capacity to meet customers’ energy demands and investments in the transmission and distribution system

•                  Implementing the “CIN-10” continuous improvement initiative which is on course to deliver $50 million in pre-tax earnings for 2005 through targeted productivity improvements and revenue enhancements.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and commercial businesses. Cinergy’s regulated public utilities in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated company owns 7,000 megawatts of generation. Cinergy’s competitive commercial businesses have 6,300 megawatts of generating capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  Cinergy’s integrated businesses make it a Midwest leader in providing both low-cost generation and reliable electric and gas service.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.  These forward-looking statements are identified by terms and phrases such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted.  Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims.  Please refer to the company’s SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company undertakes no obligation to update the information contained herein.

Following are summaries of Cinergy’s unaudited consolidated financial information for the fourth quarter and year 2003.